Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-197886) and related Prospectus of Star Bulk Carriers Corp. for the registration of its common shares, its preferred shares, its debt securities, which may be guaranteed by one or more subsidiaries, its warrants, its rights and its units and the registration of 67,258,287 of its common shares previously acquired (or to be acquired) in private transactions, offered by the selling shareholders, and to the incorporation by reference therein of our reports dated March 21, 2014, with respect to the consolidated financial statements of Star Bulk Carriers Corp. and the effectiveness of internal control over financial reporting of Star Bulk Carriers Corp., included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

September 5, 2014